As filed with the Securities and Exchange Commission on March 31, 2025

Registration No. 333-267419

Registration No. 333-278010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT No. 333-267419

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT No. 333-278010

UNDER

THE SECURITIES ACT OF 1933

Li-Cycle Holdings Corp.

(Exact name of registrant as specified in its charter)

Ontario (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Li-Cycle Holdings Corp.

207 Queens Quay West, Suite 590

Toronto, ON M5J 1A7

Canada

(877) 542-9253

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrea M. Basham Freshfields US LLP 3 World Trade Center 175 Greenwich Street New York, NY 10007 (212) 277-4000	Rob Hansen Fraser Bourne McCarthy Tétrault LLP 66 Wellington Street West Suite 5300, TD Bank Tower Box 48 Toronto, ON M5K 1E6 (416) 362-1812

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to each of the following registration statements (collectively, the “Registration Statements”) filed by Li-Cycle Holdings Corp., an Ontario corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) to deregister any and all securities that remain unsold under the Registration Statements as of the date hereof:

•

Registration Statement on Form F-3 (No. 333-267419) filed with the SEC on September 14, 2022 and declared effective by the SEC on September 23, 2022, and as amended by Post-Effective Amendment No. 1 to Form F-3 on Form S-3 filed with the SEC on March 15, 2024, and declared effective by the SEC on March 28, 2024, in relation to the registration and resale of up to an aggregate of 10,104,159 common shares of the Company, by certain selling shareholders; and

•

Registration Statement on Form S-3 (No. 333-278010) filed with the SEC on March 15, 2024, and declared effective on March 29, 2025, in relation to the registration of up to a maximum aggregate offering price of $200,000,000 of the Company’s common shares, preferred shares, warrants to purchase common, preferred shares and/or debt securities, rights to purchase common shares, preferred shares, debt securities or other securities, debt securities which may or may not be converted into other securities, and/or units consisting of some or all of such securities.

All share numbers set forth above reflect a 1-for-8 share consolidation of the Company’s common shares, that became effective on June 3, 2024.

The Company has terminated any and all offerings and sales of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under the Registration Statements which remain unsold at the termination of the offerings, the Company hereby amends the Registration Statements and removes from registration any and all of the securities of the Company registered under the Registration Statements that remain unsold or otherwise unissued, if any, as of the date hereof, and hereby terminates the effectiveness of each of the Registration Statements. After giving effect to this Post-Effective Amendment to the Registration Statements, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada, on the 31st day of March, 2025.

Li-Cycle Holdings Corp.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar Title: President & CEO and Executive Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Ajay Kochhar	President & CEO and Executive Director (Principal Executive Officer)	March 31, 2025
Ajay Kochhar

/s/ Craig Cunningham	Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2025
Craig Cunningham

*	Non-Executive Director	March 31, 2025
Mark Wellings

*	Non-Executive Director	March 31, 2025
Jacqueline Dedo

*	Non-Executive Director	March 31, 2025
Scott Prochazka

*	Non-Executive Director	March 31, 2025
Anthony Tse

*	Non-Executive Director	March 31, 2025
Susan Alban

*	Non-Executive Director	March 31, 2025
Diane Pearse

*	Non-Executive Director	March 31, 2025
Kunal Sinha

*By:	/s/ Ajay Kochhar
Name: Ajay Kochhar Title: Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Li-Cycle Holdings Corp., has signed this Post-Effective Amendment to the Registration Statements in the City of Newark, State of Delaware, on March 31, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director